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Exhibit 5.2

June 28, 2010

Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall
San Diego, CA 92121

Ladies and Gentlemen:

        We have acted as special counsel for Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Company"), in connection with its preparation of a Registration Statement on Form S-4 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer to exchange (the "Exchange Offer") the Company's 10% Senior Secured Notes due 2017 (the "Exchange Notes") which will be registered under the Securities Act, for an equal principal amount of the Company's outstanding unregistered 10% Senior Secured Notes due 2017 (the "Original Notes"). The Exchange Notes will be guaranteed, jointly and severally (the "Exchange Note Guarantees"), by the Company's subsidiary guarantors listed on Schedule A attached hereto (each, a "Guarantor" and collectively, the "Guarantors"). The Original Notes were issued, and the Exchange Notes will be issued, under an Indenture (the "Indenture") dated May 19, 2010, among the Company, the Guarantors and Wilmington Trust FSB, as trustee (in such capacity, the "Trustee"), as supplemented from time to time.

        In connection with our opinion, we have examined: (a) the Registration Statement, including the Prospectus; (b) each Guarantor's articles of incorporation, certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, and partnership agreement, as applicable, each as amended to date; (c) the Indenture; (d) the forms of Exchange Note and Exchange Note Guarantee; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. To the extent that obligations of the Guarantors may be dependent upon such matters, we have relied exclusively upon the opinions of local counsel in Florida, Indiana, Ohio, Georgia, Alabama and Texas as to the conclusions that the Guarantors formed in each such jurisdiction (i) are each duly formed, validly existing and in good standing in all relevant jurisdictions, and (ii) that the Exchange Note Guarantees have been duly authorized by all appropriate corporate, limited liability or partnership action by each such Guarantor. Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

        Based upon and subject to the foregoing and the matters set forth herein, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee and the Company, and when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

  1.
  The Exchange Note Guarantees, when duly executed and delivered by or on behalf of each of the Guarantors in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer, will be valid and binding obligations of the Guarantors enforceable in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors' rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        We express no opinion concerning the contents of the Registration Statement or the Prospectus, other than as to the validity of the Exchange Note Guarantees. We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law, the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the Corporations Code of the State of California, the Virginia Stock Corporation Act and the Annotated Code of Maryland—Corporations and Associations. The Exchange Notes may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Sheppard, Mullin, Richter & Hampton LLP

 SCHEDULE A

Guarantors

1.
Ai Metrix, Inc., a Delaware corporation.

2.
Charleston Marine Containers Inc., a Delaware corporation

3.
Dallastown Realty I, LLC, a Delaware limited liability company

4.
Dallastown Realty II, LLC, a Delaware limited liability company

5.
Defense Systems, Incorporated, a Virginia corporation.

6.
Digital Fusion Solutions, Inc., a Florida corporation.

7.
Digital Fusion, Inc., a Delaware corporation.

8.
DTI Associates, Inc., a Virginia corporation.

9.
Gichner Holdings, Inc., a Delaware corporation

10.
Gichner Systems Group, Inc., a Delaware corporation

11.
Gichner Systems International, Inc., a Delaware corporation

12.
Haverstick Consulting, Inc., an Indiana corporation.

13.
Haverstick Government Solutions, Inc., an Ohio corporation.

14.
HGS Holdings, Inc., an Indiana corporation.

15.
JMA Associates, Inc d/b/a TLA Associates, a Delaware corporation.

16.
Kratos Commercial Solutions, Inc. (f/k/a SecurePlanet, Inc.), a Delaware corporation.

17.
Kratos Government Solutions, Inc. (f/k/a WFI Government Services, Inc.), a Delaware corporation.

18.
Kratos Mid-Atlantic, Inc. (f/k/a WFI Delaware Inc.), a Delaware corporation.

19.
Kratos Southeast, Inc. (f/k/a WFI Georgia Inc.), a Georgia corporation.

20.
Kratos Southwest L.P. (f/k/a WFI Southwest LP), a Texas limited partnership.

21.
Kratos Texas, Inc. (f/k/a WFI Texas, Inc.), a Texas corporation.

22.
Madison Research Corporation, an Alabama corporation.

23.
Polexis, Inc., a California corporation.

24.
Reality Based IT Services, Ltd., a Maryland corporation.

25.
Rocket Support Services, LLC, an Indiana limited liability company.

26.
Shadow I, Inc., a California corporation.

27.
Shadow II, Inc., a California corporation.

28.
Shadow III, Inc., a California corporation.

29.
Summit Research Corporation, an Alabama corporation.

30.
SYS, a California corporation.

31.
WFI NMC Corp., a Delaware corporation.

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  Exhibit 5.2
SCHEDULE A Guarantors